Exhibit 99.25

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is entered into as of August 31, 2012, by and between FVE Managers, Inc., a Maryland corporation (“Manager”), and SNH Yonkers Tenant Inc., a Maryland corporation (“SNH TRS”).

RECITALS:

Manager and SNH TRS entered into a Management Agreement, dated as of August 31, 2012 (the “Management Agreement”) with respect to the Facility (this and other capitalized terms used and not otherwise defined in this Amendment shall have the meanings given therefor in the Management Agreement) located in Yonkers, New York.  Manager and SNH TRS desire to amend the Management Agreement to modify the Base Fee and eliminate the Incentive Fee, all as hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1.Definitions.  The definition of Incentive Fee, Section 1.26 of the Management Agreement, is deleted in its entirety and the following substituted therefor:

Section 1.26 “Incentive Fee” means an amount equal to Zero and 00/100s Dollars ($0.00).

2.Calculation of Management Fees.  The first sentence of Section 3.01 of the Management Agreement is deleted in its entirety and the following substituted therefor:

As compensation for the services to be rendered by Manager under this Agreement, Manager shall receive a management fee (“Base Fee”) during the Term equal to five percent (5%) of the Gross Revenues of the Facility (determined exclusive of rent from floors 2 – 5 in the Facility).

3.Ratification.  Except as specifically set forth herein, the Management Agreement remains unmodified and in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers, all as of the day and year first above written.

Manager:
FVE Managers, Inc.

By:	/s/ Bruce J. Mackey Jr.
Name:	Bruce J. Mackey Jr.
Title:	President

SNH TRS:
SNH Yonkers Tenant Inc.

By:	/s/ Richard A. Doyle
Name:	Richard A. Doyle
Title:	President

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